                                                                  Exhibit 3(iii)





                                                                  April 24, 2001




New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Second Vice President and Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

         The preparation of Post-Effective Amendment No. 12 to the registration statement on Form S-6 (File No. 33-88082) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

         The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values, accumulated premiums, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectuses, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 40 in the underwriting classes (for Zenith Flexible Life) or underwriting class (for Zenith Flexible Life 2001) illustrated than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.

         April 24, 2001



3. The illustration of net premiums shown under the heading "Charges and Expenses-Deductions from Premiums" in the Prospectuses contains the net premium amounts allocated to the Variable Account for (a) in the Zenith Flexible Life Prospectus, a $3,000 premium under a Policy with a Sales Charge Breakpoint Premium of $2,000, and (b) in the Zenith Flexible Life 2001 Prospectus, a $2,000 premium.

4. The information contained in the example of how the maximum loanable amount is determined under the heading "Other Policy Features-Loan Provision" in the Prospectuses and in the Supplement dated May 1, 2001 to the Prospectuses dated April 30, 1999, October 25, 1999 and May 1, 2000 (the "Supplement"), is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectuses and Supplement.

                                         Sincerely,

                                         /s/ James J. Reilly
                                         --------------------------------------
                                         James J. Reilly, Jr., F.S.A., M.A.A.A.
                                         Second Vice President and Actuary